Exhibit 10.12

SPO MEDICAL INC.
21860 Burbank Blvd., North Building, Suite 380, Woodland Hills, California 91367
Tel: 818-888-4380 Fax: 818-888-4385

March 27, 2006	By Fax

Innopex Limited.
140 Cidermill Ave.,
Concord, Ont. Canada L4K 4T5

Dear Sir:

RE: Line of Credit facility

I wish to confirm that we have agreed to the following:

1.
Innopex Limited (“Innopex”) will extend to SPO Medical Inc.(“SPO”) a Line of Credit up to a maximum sum of US $200,000 (“Facility”). SPO may draw on the Facility from time to time at its discretion. Upon receipt of written notice from SPO, Innopex shall forthwith wire the funds requested under the Facility to SPO’s account.

2.	Interest will be payable on a quarterly basis at the rate of 9% per annum, based on the Facility exercised in the same period.

3.
Repayment of all moneys owing, including interest, under the Facility shall be paid with a value date no later than January 28, 2008. All payments to Innopex hereunder shall be wired directly to Innopex’s bank account.

4.
Furthermore, in consideration of the Facility, SPO will issue to Innopex warrants for the purchase of shares of Common Stock of SPO. The said warrant is for the purchase of 50,000 shares of Common Stock of SPO at an exercise price per share of US$1.50. These warrants will be valid for three years from the date of issuance. The warrants shall be exercisable as follows: 20,000 shares anytime after signing this agreement in consideration of Innopex’s commitment herein and the balance of 30,000 at any time after first draw by SPO for any amount under the Facility.

Please sign below to confirm your acceptance of this agreement as stated above.

Yours sincerely,

/s/ Micahel Braunold
Michael Braunold
President & CEO

Acceptance of the terms in the above agreement:
Innopex Limited.

Name:
Title:

2